Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Anthony Sanzio (Media) (856) 968-4390 Leonard F. Griehs (Analysts) (856) 342-6428
CAMPBELL REPORTS SECOND QUARTER RESULTS.
Net Earnings Per Share Were $0.71.
Excluding Items Impacting Comparability,
Adjusted Net Earnings Per Share Were $0.69.
Sales Increased 7 Percent.
     CAMDEN, N.J., February 15, 2008—Campbell Soup Company (NYSE: CPB) today reported net earnings for the quarter ended January 27, 2008 of $274 million or $0.71 per share compared to $285 million or $0.72 per share in the year-ago period.
     Excluding items impacting comparability, adjusted net earnings were $266 million compared to $270 million in the prior year’s quarter and adjusted net earnings per share were $0.69 in the current quarter compared to $0.68 in the year-ago period.
     A detailed reconciliation of the adjusted fiscal 2008 and 2007 financial information to the reported information is attached to this release.
     As a result of the previously announced pending sale of the Godiva business to Yildiz Holding A.S., the results of the Godiva business are now reported as discontinued operations for all periods.
     Earnings from continuing operations for the quarter were $260 million compared to $257 million in the prior year. Earnings per share from continuing operations for the current quarter were $0.67 compared to earnings per share of $0.65 in the year-ago period.

     The current quarter’s earnings from continuing operations included a $13 million tax benefit, or $0.03 per share, from the favorable resolution of a state tax matter. The prior period’s earnings included a $14 million after-tax gain, or $0.04 per share, from the sale of an idle Pepperidge Farm facility. Excluding these items in both years, earnings from continuing operations in the second quarter were $247 million compared to $243 million in the year-ago period. Adjusted earnings per share from continuing operations were $0.64 compared to $0.62 in the prior-year period, an increase of 3 percent.
     Earnings from discontinued operations for the quarter were $14 million compared to $28 million in the prior-year period. The current quarter included $5 million, or $0.01 per share, of costs related to the pending Godiva divestiture. The prior year’s quarter included a $1 million increase to the gain related to the sale of the company’s U.K. and Ireland businesses.
     The current quarter’s net earnings per share of $0.71 included a $0.03 tax benefit from the resolution of the state tax matter and $0.01 of costs related to the pending Godiva divestiture. The prior period’s net earnings per share of $0.72 included a $0.04 gain from the sale of the Pepperidge Farm facility. Excluding these items impacting comparability, adjusted net earnings per share in the second quarter were $0.69 compared to $0.68 a year ago.
     For the second quarter, sales increased 7 percent to $2.218 billion. Sales growth for the quarter reflects the following factors:
▪	Volume and mix added 3 percent

▪	Price and sales allowances added 1 percent

▪	Currency added 3 percent
     Net earnings for the first half of fiscal 2008 were $544 million or $1.41 per share compared to $576 million or $1.44 per share in the year-ago period. Excluding items impacting comparability, adjusted net earnings were $536 million compared to $539 million in the year-ago period. Adjusted net earnings per share were $1.39 in the current period compared to $1.35 in the prior period, an increase of 3 percent.
     For the first half of fiscal 2008, earnings from continuing operations were $528 million versus $524 million a year earlier. Earnings per share from continuing operations were $1.36 compared to $1.31 a year ago.

     The current year included the $13 million gain from the resolution of the state tax matter, and the prior year included the $14 million after-tax gain from the sale of the Pepperidge Farm facility. Excluding these items in both years, earnings from continuing operations for the first six months were $515 million compared to $510 million and earnings per share from continuing operations were $1.33 compared to $1.28 a year ago, an increase of 4 percent.
     Earnings from discontinued operations for the six months were $16 million versus $52 million a year ago. The current year included $5 million after tax, or $0.01 per share, of costs related to the pending Godiva divestiture. The prior year included a $23 million after-tax, or $0.06 per share, gain from the sale of the company’s U.K. and Ireland businesses.
     The current year’s net earnings per share of $1.41 included a $0.03 tax benefit from the resolution of the state tax matter and $0.01 of costs related to the pending Godiva divestiture. The prior period’s net earnings per share of $1.44 included a $0.04 gain from the sale of the Pepperidge Farm facility and a $0.06 gain from the sale of the U.K. and Ireland businesses. Excluding these items impacting comparability, adjusted net earnings per share in the six months were $1.39 compared to $1.35 a year ago, an increase of 3 percent.
     For the first half of fiscal 2008, net sales were $4.403 billion, an increase of 7 percent. Sales growth for the first half reflects the following factors:
▪	Volume and mix added 4 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 3 percent
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “Through the first half of the year we have delivered strong sales growth across many of our businesses. Despite the difficult operating environment, we also have delivered solid earnings performance from continuing operations, while maintaining marketing support for our key brands.
     “In the quarter, our U.S. soup business rebounded from a slow start to the year, driven by the performance of ready-to-serve soups and broths. Across our soup portfolio,

lower sodium soups continued to perform well. Our beverage business continued its outstanding performance, with double-digit sales growth. Pepperidge Farm delivered strong sales and earnings growth in spite of significant commodity cost increases.”
     Conant continued, “Like many companies in the food industry, Campbell has faced unprecedented commodity and energy cost increases this year. The significant increase in these costs negatively impacted the company’s gross margin during the first six months of the year. We are taking the necessary steps to restore margin through a combination of price increases and ongoing productivity improvements.”
     Conant concluded, “Once we complete the divestiture of the Godiva business, Campbell will be an even more focused food company and be better able to leverage our competitive advantages in our three strategic growth areas of simple meals, anchored by soup; baked snacks, anchored by biscuits; and healthful beverages, anchored by vegetable-based beverages. With this sharpened focus, Campbell will be well positioned for future growth.”
     Consistent with its previous guidance, Campbell expects its fiscal 2008 adjusted net earnings per share to increase between 5 and 7 percent from the fiscal 2007 adjusted base of $1.95. Campbell will provide further guidance following the completion of the Godiva divestiture.
Second Quarter Financial Details from Continuing Operations
▪	Gross margin decreased to 40.1 percent from 41.2 percent in the prior year. The decline was primarily due to cost inflation and higher promotional spending, which were only partially offset by productivity gains and higher selling prices.

▪	Marketing and selling expenses increased $19 million to $319 million, primarily due to higher advertising expenses and currency.

▪	Administrative expense decreased $4 million to $141 million primarily due to lower incentive compensation costs.

▪	The tax rate was 27.4 percent compared to 28.8 percent a year ago. The current quarter’s tax rate included a $13 million tax benefit from the resolution of the state tax matter. Excluding the impact of this tax benefit, the rate would have been 31.0 percent. The prior year tax rate included $9 million in taxes from the $23 million gain on the sale of the Pepperidge Farm facility. Excluding this rate impact, the prior year tax rate would have been 28.1 percent.

▪	At the end of the quarter, total debt was $2.756 billion compared to $2.856 billion a year ago. Net debt, or total debt minus cash and cash equivalents, was $2.661 billion compared to $2.373 billion a year ago, an increase of $288 million.
First Half Financial Details from Continuing Operations
▪	Gross margin decreased to 40.4 percent from 41.5 percent. The decline was primarily due to cost inflation and higher promotional spending, which were only partially offset by productivity gains and higher selling prices.

▪	Marketing and selling expenses increased $47 million to $615 million, primarily due to higher advertising expenses and currency.

▪	Administrative expense increased $9 million to $282 million, primarily due to the impact of currency.

▪	Cash flow from operations for the first half of fiscal 2008 was $442 million compared to $328 million in the prior period. The prior year included a payment of $83 million to settle foreign currency hedges related to the company’s divested U.K. and Ireland businesses.

▪	During the first half, Campbell repurchased 5.7 million shares for $203 million under two programs: the three-year $600 million share repurchase plan announced in November 2005 and Campbell’s ongoing practice of buying back shares sufficient to offset shares issued under incentive compensation plans.
Summary of Fiscal 2008 Second Quarter Results by Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $1.093 billion, an increase of 6 percent compared to a year ago. The change in sales reflects the following factors:
▪	Volume and mix added 6 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 1 percent
Total soup sales for the quarter increased 4 percent, driven by the following:
▪	Sales of “Campbell’s” condensed soups declined 1 percent, driven primarily by a decline in cooking varieties. The company recorded sales gains in “Campbell’s Healthy Request” and lower sodium condensed soups.

▪	Sales of ready-to-serve soups increased 8 percent. Sales increases in “Campbell’s Chunky” and “Campbell’s Select” canned soups were partially offset by declines in convenience products, which include soups in microwavable bowls and cups. Sales of “Campbell’s Chunky” canned soups benefited from the launch of “Campbell’s Chunky” Fully Loaded soups, while sales of “Campbell’s Select” soups increased due to higher advertising and promotions.

▪	U.S. soup sales benefited from “Campbell’s” lower sodium soups, which continued to perform well.

▪	Sales of “Swanson” broth increased 18 percent due to strong holiday sales and the introduction in the first quarter of fiscal 2008 of additional sizes of aseptic varieties.
     Highlights of this segment’s other businesses include:
▪	Beverage sales increased double digits due to growth in “V8 V-Fusion” juice and “V8” vegetable juice. The introduction of new varieties helped drive “V8 V-Fusion” juice sales, and “V8” vegetable juice benefited from gains in low sodium varieties. Sales of “V8 Splash” juice drinks also increased in the quarter.

▪	“Prego” pasta sauce sales increased slightly, and sales of “Pace” Mexican sauces increased strongly primarily due to the introduction of a new line of specialty salsas.
     Operating earnings were $286 million compared with $274 million in the prior-year period, an increase of 4 percent. The increase in operating earnings was primarily due to higher sales and productivity gains, partially offset by cost inflation and higher advertising.
     For the first half, U.S. Soup, Sauces and Beverages sales increased 5 percent to $2.190 billion. A breakdown of the change in sales follows:
▪	Volume and mix added 6 percent

▪	Price and sales allowances added 1 percent

▪	Promotional spending subtracted 2 percent
     For the first half, soup sales increased 2 percent.
▪	Sales of condensed soup declined 2 percent

▪	Sales of ready-to-serve soup increased 3 percent

▪	Broth sales increased 12 percent
     Operating earnings were $595 million compared to $596 million in the year-ago period. The decline in operating earnings was primarily due to cost inflation and higher promotional spending, which were mostly offset by higher volume and productivity gains.
Baking and Snacking
     Sales for Baking and Snacking were $491 million, an increase of 8 percent from a year ago. A breakdown of the change in sales follows:
▪	Price and sales allowances added 4 percent

▪	Currency added 5 percent

▪	The divestiture of the company’s Papua New Guinea operations subtracted 1 percent
     Further details of sales results include the following:
▪	Pepperidge Farm achieved sales volume growth across all businesses: cookies and crackers, bakery, and frozen.
o	In the cookies and crackers business, sales gains continued to be driven primarily by the growth of “Goldfish” crackers and the growth of Distinctive and 100 calorie pack cookies.

o	The bakery business also delivered solid sales gains behind whole-grain breads and sandwich rolls.

▪	Arnott’s sales increased primarily due to the favorable impact of currency, which was partially offset by a decline in the snack foods business.
     Operating earnings were $68 million compared with $77 million in the prior-year period. Operating earnings in the prior period included a $23 million gain from the sale of the Pepperidge Farm facility. Excluding the gain from the sale, the increase in operating earnings was driven by double-digit gains at Pepperidge Farm and the favorable impact of currency. Within Arnott’s, gains in biscuits were offset by a decline in the snack foods business.
     For the first half, sales increased 9 percent to $1.023 billion. A breakdown of the change in sales follows:
▪	Volume and mix added 1 percent

▪	Price and sales allowances added 4 percent

▪	Currency added 5 percent

▪	The divestiture of the company’s Papua New Guinea operations subtracted 1 percent
     Operating earnings were $140 million compared to $144 million in the year-ago period. Operating earnings in the prior period included a $23 million gain from the sale of the Pepperidge Farm facility. Excluding the gain from the sale, the increase in operating earnings was driven by gains in Pepperidge Farm, the favorable impact of currency, and gains in Arnott’s.
International Soup, Sauces and Beverages
     Sales for International Soup, Sauces and Beverages were $458 million, an increase of 13 percent compared to a year ago. The change in sales reflects the following factors:
▪	Volume and mix added 3 percent

▪	Price and sales allowances subtracted 1 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 12 percent
     Further details of sales results include the following:

▪	Sales in Europe increased due to the favorable impact of currency and gains in Belgium and France, offset by a decline in Germany, where the company is discontinuing its private label soup business.

▪	Canada sales increased due to the favorable impact of currency and growth in beverages.
     Operating earnings were $61 million compared to $58 million in the year-ago period. The increase in operating earnings was driven by the favorable impact of currency, which was partially offset by costs associated with the launch of products in Russia and China.
     For the first half, sales increased 13 percent to $848 million. A breakdown of the change in sales follows:
▪	Volume and mix added 3 percent

▪	Currency added 10 percent
     Operating earnings increased to $112 million from $107 million in the year-ago period. The increase in operating earnings was driven by the favorable impact of currency, which was partially offset by costs associated with the launch of products in Russia and China.
North America Foodservice
     Previously, the results of the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada were reported as Other in the company’s segment analysis. As a result of the pending sale of the Godiva business, the results of the Godiva business are now reported as discontinued operations. The results of the Away From Home business in the U.S. and Canada are now reported as the North America Foodservice segment.
     Sales were $176 million, flat with the prior period. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency added 2 percent

     The favorable impact of currency was offset by declines in refrigerated soup sales.
     Operating earnings were $20 million compared to $25 million in the prior period. The decline in operating earnings was driven by cost inflation and higher promotional activity, which were partially offset by productivity gains and higher selling prices.
     For the first half, sales were $342 million, flat with the prior period. A breakdown of the change in sales follows:
▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency added 1 percent.
     Operating earnings decreased $4 million to $44 million. The decline in operating earnings was driven by cost inflation and higher promotional activity, which were partially offset by productivity gains and higher selling prices.
Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2008 and 2007 financial information to the reported financial information is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.
Conference Call
     The company will host a conference call to discuss these results on February 15, 2008 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-866-837-9789 and non-U.S. participants at 1-703-639-1425. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Shareholder Event / Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight February 22, 2008 at 1-888-266-2081 or 1-703-925-2533. The access code is 1195937.

Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 V-Fusion” juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
     International Soup, Sauces and Beverages includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.
     North America Foodservice includes the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high quality foods and simple meals, including soup, baked snacks, vegetable-based beverages, and premium chocolate products. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” and “Godiva.” For more information on the company, visit Campbell’s website at www.campbellsoup.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, share repurchase, new product introductions and innovation, cost-saving initiatives, quality improvements, and portfolio strategies, including divestitures, on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	January 27,	January 28,
	2008	2007
Net sales	$2,218	$2,064

Costs and expenses
Cost of products sold	1,329	1,213
Marketing and selling expenses	319	300
Administrative expenses	141	145
Research and development expenses	25	25
Other expenses / (income)	4	(18)

Total costs and expenses	1,818	1,665

Earnings before interest and taxes	400	399
Interest, net	42	38

Earnings before taxes	358	361

Taxes on earnings	98	104

Earnings from continuing operations	260	257
Earnings from discontinued operations	14	28

Net earnings	$274	$285

Per share — basic
Earnings from continuing operations	$.69	$.67
Earnings from discontinued operations	.04	.07

Net earnings	$.73	$.74

Dividends	$.22	$.20

Weighted average shares outstanding — basic	377	384

Per share — assuming dilution
Earnings from continuing operations	$.67	$.65
Earnings from discontinued operations	.04	.07

Net earnings	$.71	$.72

Weighted average shares outstanding — assuming dilution	386	395

In fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility. The gain is included in Other expenses / (income).
In fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of a state tax contingency.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	SIX MONTHS ENDED
	January 27,	January 28,
	2008	2007
Net sales	$4,403	$4,115

Costs and expenses
Cost of products sold	2,622	2,406
Marketing and selling expenses	615	568
Administrative expenses	282	273
Research and development expenses	52	50
Other expenses / (income)	4	(16)

Total costs and expenses	3,575	3,281

Earnings before interest and taxes	828	834
Interest, net	84	79

Earnings before taxes	744	755

Taxes on earnings	216	231

Earnings from continuing operations	528	524
Earnings from discontinued operations	16	52

Net earnings	$544	$576

Per share — basic
Earnings from continuing operations	$1.40	$1.35
Earnings from discontinued operations	.04	.13

Net earnings	$1.44	$1.48

Dividends	$.44	$.40

Weighted average shares outstanding — basic	378	389

Per share — assuming dilution
Earnings from continuing operations	$1.36	$1.31
Earnings from discontinued operations	.04	.13

Net earnings	$1.41	$1.44

Weighted average shares outstanding — assuming dilution	387	400

In fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility. The gain is included in Other expenses / (income).
In fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of a state tax contingency.
The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	January 27,	January 28,	Percent
	2008	2007	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$1,093	$1,030	6%
Baking and Snacking	491	454	8%
International Soup, Sauces and Beverages	458	404	13%
North America Foodservice	176	176	0%

Total sales	$2,218	$2,064	7%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$286	$274	4%
Baking and Snacking	68	77	(12%)
International Soup, Sauces and Beverages	61	58	5%
North America Foodservice	20	25	(20%)

Total operating earnings	435	434	0%
Unallocated corporate expenses	(35)	(35)

Earnings before interest and taxes	400	399	0%
Interest, net	(42)	(38)
Taxes on earnings	(98)	(104)

Earnings from continuing operations	260	257	1%
Earnings from discontinued operations	14	28

Net earnings	$274	$285	(4%)

Per share — assuming dilution
Earnings from continuing operations	$.67	$.65	3%
Earnings from discontinued operations	.04	.07

Net earnings	$.71	$.72	(1%)

In fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility in the Baking and Snacking segment.
In fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of a state tax contingency.
In connection with the pending sale of the Godiva business, the company revised its allocation methodology for corporate overhead expenses and restated historical results of all segments. In 2008, following the distribution agreement with Coca-Cola North America and Coca-Cola Enterprises, sales and earnings of certain beverage products are reported in U.S. Soup, Sauces and Beverages and International Soup, Sauces and Beverages, which were historically included in North America Foodservice. To enhance comparability, the company has restated the historical results of these segments.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	SIX MONTHS ENDED
	January 27,	January 28,	Percent
	2008	2007	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$2,190	$2,084	5%
Baking and Snacking	1,023	938	9%
International Soup, Sauces and Beverages	848	751	13%
North America Foodservice	342	342	0%

Total sales	$4,403	$4,115	7%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$595	$596	0%
Baking and Snacking	140	144	(3%)
International Soup, Sauces and Beverages	112	107	5%
North America Foodservice	44	48	(8%)

Total operating earnings	891	895	0%
Unallocated corporate expenses	(63)	(61)

Earnings before interest and taxes	828	834	(1%)
Interest, net	(84)	(79)
Taxes on earnings	(216)	(231)

Earnings from continuing operations	528	524	1%
Earnings from discontinued operations	16	52

Net earnings	$544	$576	(6%)

Per share — assuming dilution
Earnings from continuing operations	$1.36	$1.31	4%
Earnings from discontinued operations	.04	.13

Net earnings	$1.41	$1.44	(2%)

In fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility in the Baking and Snacking segment.
In fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of a state tax contingency.
In connection with the pending sale of the Godiva business, the company revised its allocation methodology for corporate overhead expenses and restated historical results of all segments. In 2008, following the distribution agreement with Coca-Cola North America and Coca-Cola Enterprises, sales and earnings of certain beverage products are reported in U.S. Soup, Sauces and Beverages and International Soup, Sauces and Beverages, which were historically included in North America Foodservice. To enhance comparability, the company has restated the historical results of these segments.
The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	January 27,	January 28,
	2008	2007
Current assets	$1,755	$2,150

Current assets of discontinued operations	123	—

Plant assets, net	1,930	1,943

Intangible assets, net	2,566	2,372

Other assets	384	496

Non-current assets of discontinued operations	118	—

Total assets	$6,876	$6,961

Current liabilities	$2,289	$2,418

Current liabilities of discontinued operations	71	—

Long-term debt	1,780	2,111

Other liabilities	1,129	977

Non-current liabilities of discontinued operations	12	—

Shareowners’ equity	1,595	1,455

Total liabilities and shareowners’ equity	$6,876	$6,961

Total debt	$2,756	$2,856

Cash and cash equivalents	$95	$483

Net debt	$2,661	$2,373

Certain reclassifications were made to prior year financial statements.

Reconciliation of GAAP and Non-GAAP Financial Measures
Second Quarter Ended January 27, 2008
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between the company’s financial position at January 27, 2008 and January 28, 2007, and also a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	January 27, 2008	January 28, 2007
Current notes payable	$976	$745
Long-term debt	1,780	2,111

Total debt	$2,756	$2,856

Less: Cash and cash equivalents	(95)	(483)

Net debt	$2,661	$2,373

Items Impacting Net Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded from the results.
The following items impacted net earnings:
(1)	In the second quarter of fiscal 2008, the company recorded a non-cash tax benefit of $13 million ($0.03 per share) in earnings from continuing operations from the favorable resolution of a state tax contingency in the United States.

(2)	In the second quarter of fiscal 2008, the company entered into a Stock Purchase Agreement to sell its Godiva Chocolatier business to Yildiz Holding A.S. for approximately $850 million, subject to closing conditions. Costs of $9 million ($5 million after tax or $0.01 per share) associated with the pending sale were recognized in discontinued operations in the second quarter of fiscal 2008.

(3)	In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 million ($13 million after tax or $0.03 per share) from the reversal of legal reserves due to favorable results in litigation.

(4)	In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 million resulting from the settlement of bilateral advance pricing agreements (“APA”) among the company, the United States, and Canada related to royalties.

In addition, the company reduced net interest expense by $4 million ($3 million after tax). The aggregate impact on earnings from continuing operations was $25 million, or $0.06 per share.

(5)	In the second quarter of fiscal 2007, the company recorded a pre-tax gain of $23 million ($14 million after tax or $0.04 per share) associated with the sale of an idle manufacturing facility.

(6)	In the first quarter of fiscal 2007, the company completed the sale of its businesses in the United Kingdom and Ireland. The total after tax gain recognized on the sale in 2007 was $24 million ($0.06 per share). Of this amount, $1 million was recognized in the second quarter of fiscal 2007 and $1 million was recognized in the fourth quarter of fiscal 2007. Additionally, in the fourth quarter of fiscal 2007, a $7 million tax benefit ($0.02 per share) was recognized from the favorable resolution of tax audits in the United Kingdom.
The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Second Quarter
(millions, except per share amounts)	Jan. 27, 2008	Jan. 28, 2007	% Change
Earnings before interest and taxes, as reported	$400	$399
Deduct: Gain on sale of an idle manufacturing facility (5)	—	(23)

Adjusted Earnings before interest and taxes	$400	$376	6%

Interest, net, as reported	$42	$38

Adjusted Earnings before taxes	$358	$338

Taxes on earnings, as reported	$98	$104
Add: Tax benefit from resolution of a state tax contingency (1)	13	—
Deduct: Tax impact of gain on sale of an idle manufacturing facility (5)	—	(9)

Adjusted Taxes on earnings	$111	$95

Adjusted effective income tax rate	31.0%	28.1%

Earnings from continuing operations, as reported	$260	$257
Deduct: Benefit from resolution of a state tax contingency (1)	(13)	—
Deduct: Gain on sale of an idle manufacturing facility (5)	—	(14)

Adjusted Earnings from continuing operations	$247	$243

Earnings from discontinued operations, as reported	$14	$28
Deduct: Gain on sale of UK/Ireland businesses (6)	—	(1)
Add: Costs associated with the pending sale of Godiva (2)	5	—

Adjusted Earnings from discontinued operations	$19	$27

Diluted earnings per share — continuing operations, as reported	$0.67	$0.65
Deduct: Benefit from resolution of a state tax contingency (1)	(0.03)	—
Deduct: Gain on sale of an idle manufacturing facility (5)	—	(0.04)

Adjusted Diluted earnings per share — continuing operations*	$0.64	$0.62	3%

Diluted net earnings per share, as reported	$0.71	$0.72
Deduct: Benefit from resolution of a state tax contingency (1)	(0.03)	—
Add: Costs associated with the pending sale of Godiva (2)	0.01	—
Deduct: Gain on sale of an idle manufacturing facility (5)	—	(0.04)
Deduct: Gain on sale of UK/Ireland businesses (6)	—	—

Adjusted Diluted net earnings per share	$0.69	$0.68	1%

*	The sum of the individual per share amounts does not equal due to rounding.

	Year-to-Date
(millions, except per share amounts)	Jan. 27, 2008	Jan. 28, 2007	% Change
Earnings before interest and taxes, as reported	$828	$834
Deduct: Gain on sale of an idle manufacturing facility (5)	—	(23)

Adjusted Earnings before interest and taxes	$828	$811	2%

Interest, net, as reported	$84	$79

Adjusted Earnings before taxes	$744	$732

Taxes on earnings, as reported	$216	$231
Add: Tax benefit from resolution of a state tax contingency (1)	13	—
Deduct: Tax impact of gain on sale of an idle manufacturing facility (5)	—	(9)

Adjusted Taxes on earnings	$229	$222

Adjusted effective income tax rate	30.8%	30.3%

Earnings from continuing operations, as reported	$528	$524
Deduct: Benefit from resolution of a state tax contingency (1)	(13)	—
Deduct: Gain on sale of an idle manufacturing facility (5)	—	(14)

Adjusted Earnings from continuing operations	$515	$510

Earnings from discontinued operations, as reported	$16	$52
Deduct: Gain on sale of UK/Ireland businesses (6)	—	(23)
Add: Costs associated with the pending sale of Godiva (2)	5	—

Adjusted Earnings from discontinued operations	$21	$29

Diluted earnings per share — continuing operations, as reported	$1.36	$1.31
Deduct: Benefit from resolution of a state tax contingency (1)	(0.03)	—
Deduct: Gain on sale of an idle manufacturing facility (5)	—	(0.04)

Adjusted Diluted earnings per share — continuing operations*	$1.33	$1.28	4%

Diluted net earnings per share, as reported	$1.41	$1.44
Deduct: Benefit from resolution of a state tax contingency (1)	(0.03)	—
Add: Costs associated with the pending sale of Godiva (2)	0.01	—
Deduct: Gain on sale of an idle manufacturing facility (5)	—	(0.04)
Deduct: Gain on sale of UK/Ireland businesses (6)	—	(0.06)

Adjusted Diluted net earnings per share*	$1.39	$1.35	3%

*	The sum of the individual per share amounts does not equal due to rounding.

Year-to-Date
(millions, except per share amounts)	July 29, 2007
Earnings before interest and taxes, as reported	$1,243
Deduct: Reversal of legal reserves (3)	(20)
Deduct: Gain on sale of an idle manufacturing facility (5)	(23)

Adjusted Earnings before interest and taxes	$1,200

Interest, net, as reported	$144
Add: Reduction in interest expense related to the settlement of the APA (4)	4

Adjusted Interest, net	$148

Adjusted Earnings before taxes	$1,052

Taxes on earnings, as reported	$306
Deduct: Tax impact of reversal of legal reserves (3)	(7)
Deduct: Tax impact of reduction of interest expense related to settlement of the APA (4)	(1)
Add: Tax benefit from settlement of the APA (4)	22
Deduct: Tax impact of gain on sale of an idle manufacturing facility (5)	(9)

Adjusted Taxes on earnings	$311

Adjusted effective income tax rate	29.6%

Earnings from continuing operations, as reported	$793
Deduct: Net adjustment related to reversal of legal reserves (3)	(13)
Deduct: Net benefit from settlement of the APA (4)	(25)
Deduct: Gain on sale of an idle manufacturing facility (5)	(14)

Adjusted Earnings from continuing operations	$741

Earnings from discontinued operations, as reported	$61
Deduct: Gain on sale of UK/Ireland businesses and resolution of tax audits (6)	(31)

Adjusted Earnings from discontinued operations	$30

Diluted net earnings per share, as reported	$2.16
Deduct: Net adjustment related to reversal of legal reserves (3)	(0.03)
Deduct: Net benefit from settlement of the APA (4)	(0.06)
Deduct: Gain on sale of an idle manufacturing facility (5)	(0.04)
Deduct: Gain on sale of UK/Ireland businesses and resolution of tax audits (6)	(0.08)

Adjusted Diluted earnings per share	$1.95

Reconciliation has been prepared reflecting the results of the Godiva Chocolatier business as discontinued operations.